                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A


                               Amendment No. 1 to
                                 Current Report
                        (originally filed June 12, 1996)


                       Pursuant to Section 13 or 15(d) of
                    the Securities and Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 28, 1996
                                                           ------------



                                BWAY CORPORATION
                                ----------------
             (Exact name of registrant as specified in its charter)



DELAWARE                                0-26178                36-3624491
- - - --------                                -------                ----------
(State or other jurisdiction of  (Commission File Number)    (IRS Employer
incorporation or organization)                            Identification No.)



                         8607 Roberts Drive, Suite 250
                             Atlanta, Georgia 30350
          (Address of principal executive offices, including zip code)


                                  770-587-0888
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report)

                               BWAY CORPORATION
                                   FORM 8-K


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On May 28, 1996, BWAY Corporation, a Delaware Corporation ("BWAY"), merged one of its wholly owned subsidiaries, Milton Acquisition Corporation (the "Purchaser"), with Milton Can Company, Inc. (the "Company") pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated March 21, 1996, as amended on April 30, 1996 (the "Agreement"). The following discussion is only a summary and is qualified in its entirety by reference to the Exhibits to this Current Report on Form 8-K.

Pursuant to the Agreement, the Company merged with and into the Purchaser, with Purchaser being the surviving corporation. BWAY intends to continue the Company's business activities and operations, manufacturing of steel containers, and to continue the use of assets in substantially the same fashion as prior to the merger. The Company's stockholders received $13.4 million in cash, $1 million in notes and $14.6 million in BWAY stock. BWAY issued 656,174 shares of its treasury stock and 154,796 newly issued shares. The amount of each portion of consideration was determined as a result of negotiations between BWAY and the Company. Pursuant to the merger, BWAY assumed the Company's liabilities, including approximately $12.3 million in term and revolving debt held by Bay Bank, which was paid off at closing. The Company's asset valuation prior to closing reflected property, plant and equipment book value of approximately $10 million, inventory of approximately $7 million, and liabilities (in addition to the Bay Bank debt) of approximately $10 million. The transaction will be recorded using the purchase method of accounting. James W. Milton, the controlling shareholder of the Company, became an officer and director of BWAY effective as of the closing.

The total cash used by BWAY to consummate the transaction and pay the related fees and expenses, including the settlement of debt, was approximately $25.7 million. BWAY financed the transaction using approximately $5 million from its current revolving loan pursuant to the Third Amended and Restated Revolving Credit Loan Agreement by and among BWAY, Brockway Standard, Inc., certain financial institutions and Bankers Trust Company as agent, and the remainder was financed using existing funds.

ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

ITEM 7(A).  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED


                         Independent Auditors' Report
                         ----------------------------


The Board of Directors
and Stockholders
Milton Can Company, Inc.:


We have audited the accompanying consolidated balance sheets of Milton Can Company, Inc. and subsidiary as of December 31, 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Milton Can Company, Inc. and subsidiary at December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                       KPMG PEAT MARWICK LLP
                                       SHORTHILLS, NJ

April 24, 1996, except as to the last
  paragraph of note 1, which is
  dated as of July 19, 1996



        MILTON CAN COMPANY, INC. AND SUBSIDIARIES

              Consolidated Balance Sheets

                                                                                  December 31,     March 31,
  Current assets:                                                                     1995           1996
                                                                                  -------------  -------------
                                                                                    (Audited)     (Unaudited)
      Cash and cash equivalents                                                   $     --       $     19,929
      Trade accounts receivable, less allowance for doubtful accounts
       of $3,825 (December 31, 1995) and $ 63,303 (March 31, 1996)                   4,975,284      5,958,204
      Inventories (note 3)                                                           6,815,615      6,760,188
      Prepaid expenses and other current assets                                        177,638        374,586
      Deferred tax assets                                                              285,866        341,686
                                                                                   -----------    -----------
            Total current assets                                                    12,254,403     13,454,593

  Property and equipment, net of accumulated depreciation
     and amortizaton (note 4)                                                        9,267,784      9,769,007
  Prepaid pension cost (note 7)                                                        656,300        658,055
  Note receivable - officer (note 8)                                                   124,926        124,926
  Other assets                                                                         485,083        485,888
                                                                                   -----------    -----------
                                                                                  $ 22,788,496   $ 24,492,469
                                                                                   ===========    ===========

  Current liabilities:
      Demand loan - bank (note 6)                                                    6,777,398      8,299,338
      Current obligation under capital leases (note 5)                                 103,947        106,214
      Notes payable to related party (note 8)                                          167,257        167,257
      Notes payable to shareholders (note 8)                                           125,829        125,829
      Current portion of long-term debt (note 6)                                     1,272,619      1,272,619
      Accounts payable                                                               5,762,507      5,972,303
      Accrued expenses                                                               1,076,872      1,154,564
      Deferred revenue                                                                  77,751             --
                                                                                   -----------    -----------
            Total current liabilities                                               15,364,180     17,098,124
                                                                                   -----------    -----------

  Deferred tax liabilities                                                             635,496        643,717
  Obligation under capital leases (note 5)                                             336,468        309,049
  Long-term debt, less current portion (note 6)                                      4,237,140      4,184,665
  Stockholders' equity:
      Common stock, $.01 par value.  Authorized 50,000
         shares; issued and outstanding 40,799 shares                                      408            408
      Additional paid-in capital                                                     1,174,559      1,174,559
      Retained earnings                                                              1,040,245      1,081,947
                                                                                   -----------    -----------
            Total stockholders' equity                                               2,215,212      2,256,914

  Commitments and contingencies (notes 5 and 10)                                             --             --
                                                                                   -----------    -----------
                                                                                  $ 22,788,496   $ 24,492,469
                                                                                   ===========    ===========


          See accompanying notes to consolidated financial statements.

                       MILTON CAN COMPANY, INC. AND SUBSIDIARIES

                         Consolidated Statements of Earnings

                                             Year        Three Months   Three Months
                                             Ended           Ended         Ended
                                          December 31,     March 31,      March 31,
                                              1995           1995           1996
                                          -------------  -------------  -------------
                                            (Audited)     (Unaudited)    (Unaudited)
Net sales                                  $59,735,226    $16,106,274    $14,548,979
Cost of sales                               49,444,446     13,335,995     12,058,312
                                           -----------    -----------    -----------
 Gross profit                               10,290,780      2,770,279      2,490,667

Selling, general and administrative       ------------      2,107,671      2,088,857
 expenses                                    8,216,432    -----------    -----------
                                           -----------
 Operating profit                            2,074,348        662,608        401,810

Other expense:
     Interest expense                        1,354,921        338,092        324,999
     Other expense, net                        129,968         46,625          8,037
                                           -----------    -----------    -----------
 Earnings before
 income
 tax expense                                   589,459        277,891         68,774

Income tax expense (note 8)                    221,033        104,765         27,072
                                           -----------    -----------    -----------
 Net earnings                              $   368,426    $   173,126    $    41,702
                                           ===========    ===========    ===========


See accompanying notes to consolidated financial statements.

                      MILTON CAN COMPANY, INC. AND SUBSIDIARIES

                  Consolidated Statements of Stockholders' Equity



                                                      Addi-                 Total
                                                     tional                stock-
                                            Common   paid-in   Retained   holders'
                                            stock    capital   earnings    equity
                                            ------  ---------  ---------  ---------

Balance at December 31, 1994              $    408  1,174,559    671,819  1,846,786
Net earnings                                     -          -    368,426    368,426
                                               ---  ---------  ---------  ---------
Balance at December 31, 1995              $    408  1,174,559  1,040,245  2,215,212
                                               ===  =========  =========  =========
Net earnings                                     -          -     41,702     41,702
                                               ---  ---------  ---------  ---------
Balance at March 31, 1996 (Unaudited)     $    408  1,174,559  1,081,947  2,256,914
                                               ===  =========  =========  =========

See accompanying notes to consolidated financial statements.

                       MILTON CAN COMPANY, INC. AND SUBSIDIARY

                        Consolidated Statements of Cash Flows

                                                 Year       Three Months  Three Months
                                                Ended           Ended         Ended
                                             December 31,     March 31,     March 31,
                                                 1995            1995         1996
                                             -------------  ------------  -----------
                                               (Audited)    (Unaudited)   (Unaudited)
Cash flows from operating activities:
  Net earnings                                $   368,426   $   173,126   $   41,702
  Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
      Depreciation and amortization             1,433,900       378,105      323,107
      Gain on sale of equipment                   (20,632)           --           --
      Deferred income taxes                        54,191       (12,194)          --
      Changes in assets and liabilities:
        Increase in trade accounts               (307,596)   (1,656,851)    (982,920)
         receivable
        Decrease (increase)in inventories         286,478      (352,541)      55,427
        Decrease (increase) in prepaid
         expenses and other current               337,486        20,369     (196,948)
         assets

        (Increase) in prepaid pension             (65,700)           --           --
         costs
        (Increase) decrease in other assets      (281,694)        9,829      (58,380)
        Increase (decrease) in accounts payable    64,355     1,499,386      209,796
        Increase in accrued expenses              290,205       460,380       77,692
        Increase in deferred revenue               77,751            --      (77,751)
        (Decrease) in other liability             (91,804)           --        8,221
                                              -----------   -----------   ----------
           Net cash provided by (used in)
            operating activities                2,145,366       519,609     (600,054)
                                              -----------   -----------   ----------

Cash flows from investing activities:
  Acquisition of property and equipment        (1,463,678)     (614,942)    (824,330)
  Proceeds from sale of property and               23,850            --           --
   equipment                                  -----------   -----------   ----------
           Net cash used in investing
           activities                          (1,439,828)     (614,942)    (824,330)

Cash flows from financing activities:
  Payments on capital lease obligations           (95,354)      (21,827)     (25,152)
  Repayments of long-term debt                 (1,482,028)     (351,405)     (52,475)
  Proceeds on long-term debt                      690,189            --
  Change in demand loan - bank, net               173,945       494,344    1,521,940
  Repayment of loans from shareholders            (16,583)           --           --
                                              -----------   -----------   ----------
           Net cash (used in) provided by
           financing activities                  (729,831)      121,112    1,444,313
                                              -----------   -----------   ----------

           Net (decrease) increase in cash        (24,293)       25,779       19,929

Cash at beginning of year                          24,293        24,293           --
                                              -----------   -----------   ----------
Cash at end of year                              $ -        $    50,072   $   19,929
                                             ============   ===========   ==========

Supplemental disclosure of cash flow
 information -
   cash paid during the year for:
    Interest                               $    1,405,360   $   351,340   $  328,037
                                              ===========   ===========   ==========

    Income taxes                           $      218,412   $    28,678   $       --
                                              ===========   ===========   ==========

Noncash financing activity -
 refinancing of demand loan and            $    1,445,833   $        --   $       --
 long-term debt                               ===========   ===========   ==========




See accompanying notes to consolidated financial statements.

                    MILTON CAN COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        Year Ended December 31, 1995 and
                    (unaudited) Three Months March 31, 1996



(1)  Description of Business
     -----------------------

     Operations
     ----------

     Milton Can Company, Inc. (Milton) is a privately-owned corporation which manufactures steel cans for end use, primarily in the paint, oil, and coffee retail markets. The consolidated corporation (the Company) consists of two companies and one division: Milton Can in Elizabeth, New Jersey; North East Tinplate, a wholly-owned subsidiary of Milton; and Eagle Can in Peabody, Massachusetts (the division). Both the Milton and Eagle plants manufacture various sizes and shapes of cans. The cans manufactured are mainly paint and coffee cans, with paint cans being the highest selling product line.

     Milton presently has a customer base of approximately 300 customers and much of Milton's business comes from its larger customers. Over the past several years, Milton has been able to maintain or reduce its material costs for some product lines. Milton's main suppliers are large steel companies, such as Bethlehem Steel and U.S. Steel.

     Change in Ownership
     -------------------

     During the first quarter of 1996, the Company signed a letter of intent with BWAY Corp. (BWAY), with headquarters in Atlanta, Georgia, to sell 100% of its stock ownership. Subsequently on March 21, 1996, the Company entered into an Agreement and Plan of Merger and Reorganization, under which the Company will be merged with and into BWAY, with BWAY being the surviving corporation and the Company's shares held by the stockholders will be converted solely into the right to receive consideration, payable in shares of BWAY common stock and cash. The closing of this transaction took place at the close of business on May 27, 1996.

(2)  Summary of Significant Accounting Policies
     ------------------------------------------

     Principles of Consolidation
     ---------------------------

     All significant intercompany balances and transactions have been eliminated in consolidation.

                    MILTON CAN COMPANY, INC. AND SUBSIDIARIES

(2)  Summary of Significant Accounting Policies, cont.
     ------------------------------------------------

     Property and Equipment and Related Depreciation and Amortization
     ----------------------------------------------------------------

     Property and equipment are carried at cost. Additions and improvements which improve or extend the life of the respective assets are charged to property accounts, while maintenance and repairs are charged to operations in the year incurred.

     Depreciation of property and equipment is provided for over the estimated useful lives of the respective assets using the straight-line method. Leasehold improvements are amortized using the straight-line method over the shorter of the lives of the improvements or the terms of the leases.

     Income Taxes
     ------------

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Risks and Uncertainties
     -----------------------

     The Company's principal markets for Milton's products are the United States and Puerto Rico. Net sales to one customer were 17% for the year ended December 31, 1995. Milton purchases 83% of its steel from three suppliers; however, there are numerous alternative suppliers available on comparable terms.

     Financial Instruments
     ---------------------

     The carrying values of the Company's financial instruments at December 31, 1995 approximate their estimated fair value. The carrying amounts of accounts receivable, accounts payable, accrued expenses and other current liabilities approximate fair value due to the short-term maturity of such instruments. Management believes the carrying amount of short- and long-term debt approximates fair value since interest rates on such loans fluctuate with changes in the base rate of the lending institution.

     Use of Estimates
     ----------------

     In conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and

                    MILTON CAN COMPANY, INC. AND SUBSIDIARIES

(2)  Summary of Significant Accounting Policies, cont.
     -------------------------------------------------

     Use of Estimates, cont.
     -----------------------

     liabilities and reporting revenues and expenses in preparing the accompanying consolidated financial statements. Actual results could differ from those estimates.

     Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

     Unaudited Interim Financial Statements
     --------------------------------------

     The consolidated financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year.

     Revenue Recognition
     -------------------

     The Company recognizes revenues upon the shipment of its products to customers.

(3)  Inventories
     -----------

     Inventories are valued at the lower of cost or market. The cost is determined using the last-in, first-out (LIFO) method.

                                     December 31,         March 31,
                                       1995                1996

     Inventories at FIFO Cost:
     Raw materials                  $  993,005          $  983,377
     Work-in-process                 4,918,479           4,870,791
     Finished Goods                  1,846,369           1,828,467
                                    ----------          ----------
                                    $7,757,853          $7,682,635
     Reduction to LIFO valuation       942,238             922,447
                                    ----------          ----------
                                    $6,815,615          $6,760,188
                                    ==========          ==========

(4)  Property and Equipment
     ----------------------

     Property and equipment at December 31, 1995 is comprised of the following:


                                                               Estimated
                                                              useful life
                                                               in years
                                                              -----------

     Building (note 4)                          $    927,304           20
     Machinery and equipment                      13,452,512            8
     Furniture and fixtures                           23,501            6
     Leasehold improvements                          438,880         1-15
     Construction in progress                      2,728,634         ====
                                                  ----------
                                                  17,570,831

     Less accumulated depreciation and
      amortization                                 8,303,047
                                                  ----------
                                                $  9,267,784
                                                  ==========


(5)  Leased Assets and Lease Commitments
     -----------------------------------

     The Company's principal leases cover certain plant and office facilities and manufacturing equipment for periods ranging from two to 20 years. Most of the leases require that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property.

     The Company leases its primary operating facility under an operating lease from a partnership in which certain shareholders are partners. The lease, which is for a five-year period ending on September 30, 1999 with renewal options, carries a monthly lease payment of $52,457. Total lease payments made under such agreement during 1995 amounted to approximately $629,500.

                   MILTON CAN COMPANY, INC. AND SUBSIDIARIES

(5) Leased Assets and Lease Commitments, cont.
    ------------------------------------------

    The Company also leases a portion of a building under a capital lease. The present values of minimum lease payments are presented in the consolidated balance sheets as current and noncurrent obligations under capital leases of $103,947 and $336,468, respectively, at December 31, 1995. The lease does not contain a renewal or purchase option by the Company.

    Property under capital leases (included in property and equipment, net) at December 31, 1995 consists of:

              Building                               $ 927,304
                   Less accumulated depreciation       718,410
                                                       -------
                        Net assets leased under
                           capital leases            $ 208,894
                                                       =======

    At December 31, 1995, future minimum rental payments due on all noncancelable leases are as follows:


                                            Capital   Operating
                     Year                    leases    leases
                     ----                   --------  ---------
       1996                               $ 137,038   1,403,651
       1997                                 137,038   1,268,794
       1998                                 137,038     948,054
       1999                                 102,778     774,226
       2000                                       -     275,436
       Thereafter                                 -      13,724
                                            -------   ---------
           Total                            513,892   4,683,885
                                                      =========

       Imputed interest rate of 8.66%       (73,477)
                                            -------
           Present value of minimum
           lease payments                 $ 440,415
                                            =======

    Total rent expense for the year ended December 31, 1995 was approximately $1,543,000.

(6) Indebtedness
    ------------

    Demand loan - bank, which was refinanced in August 1995, represents the balance outstanding ($6,777,398 at December 31, 1995) on an $9,625,000 line of credit agreement. At December 31, 1995, $2,847,602 was available under this line of credit agreement. The Company does not pay a commitment fee on the unused portion of the line. This indebtedness is secured by all business assets and bears interest at a rate of .75% above the bank's prime, which was 8.5% at December 31, 1995. The demand loan and the bank note are part of a lending facility with one bank.

                   MILTON CAN COMPANY, INC. AND SUBSIDIARIES

(6) Indebtedness, cont.
    -------------------

    Long-term debt at December 31, 1995 consists of the following:

        Note payable - Crown, Cork and Seal     $ 1,611,237
        Note payable - bank                       3,728,522
        Note payable - Division Street              170,000
                                                  ---------
                                                  5,509,759

        Less current portion                      ---------
                                                  1,272,619
                                                  ---------
                                                $ 4,237,140
                                                  =========

    The bank note, which was refinanced in August 1995, is payable in monthly installments plus interest at a rate of 1.0% above the prime rate, which was 8.5% at December 31, 1995, commencing August 31, 1995 and ending on July 31, 2000 with a payment in an amount equal to all then unpaid principal and accrued interest thereon. The bank agreement is secured by all business assets and through December 30, 1995 contained covenants common to such agreements, including requirements for the maintenance of minimum consolidated tangible net worth, ratio of consolidated cash flow to consolidated current maturities, and capital expenditures. An amendment effective December 31, 1995 eliminated all financial covenant requirements.

    The note payable - Crown, Cork and Seal bears interest at a rate of 1.25% above the LIBOR rate (5.70% at December 31, 1995) but in no event less than 8.75% nor more than 10% per annum. Installments of principal and interest are due quarterly, with the balance due on March 31, 1998. The note agreement also includes a provision for accelerated principal and interest payments if certain operating conditions exist (beginning March 31, 1995). The note is secured by all business assets and subordinated only to the secured interest of the aforementioned bank.

    The note payable - Division Street, a related party (of which two shareholders each hold a 12.5% interest in Division Street), was issued on December 1, 1995 and bears interest at a rate of 1.50% above the prime rate. Installments of principal and interest are due on the first day of each month, beginning January 1, 1996 and extending through November 1, 2005 with a final payment on December 1, 2005 for the outstanding balance.

    Annual maturities of long-term debt for each of the next five years, assuming no accelerated payments, are as follows:

                             1996  $    1,272,619
                             1997       1,272,619
                             1998       2,055,905
                             1999         717,000
                             2000         483,666
                                        =========

                   MILTON CAN COMPANY, INC. AND SUBSIDIARIES

(7) Pension Plans
    -------------

    Most of the Company's salaried employees are covered by the Milton Can - Salaried Employees' Pension Plan. It is the Company's policy to make contributions to the plan sufficient to meet the minimum funding amounts required by applicable laws and regulations, plus such additional amounts, if any, as the Company's actuarial consultants advise to be appropriate and with which management concurs. No contribution was required in 1995.

    The following table sets forth the funded status of the plan and the amounts recognized in the Company's consolidated balance sheet at December 31, 1995:

        Actuarial present value of benefit obligations:
            Vested benefit obligation                             $ 2,222,000
                                                                    =========

            Accumulated benefit obligation                        $ 2,233,200
                                                                    =========

        Projected benefit obligation                                3,194,400
        Plan assets at fair value                                   4,457,600
                                                                    ---------
                 Plan assets in excess of projected
                   benefit obligation                               1,263,200

        Unrecognized net (gain) loss                                  (11,000)
        Unrecognized net asset                                       (488,400)
        Unrecognized prior service cost                              (107,500)
                                                                    ---------
                 Prepaid pension cost recognized in
                   consolidated balance sheet                     $   656,300
                                                                    =========

    The assumed discount rate and rate of compensation increase used in determining the actuarial present value of benefit obligations as of December 31, 1995 are as follows:


                          Discount rate            7.5%
                          Compensation increase    6.0
                                                   ===


    Net periodic pension costs (income) for 1995 consist of the following:

                 Service cost                      $   98,400
                 Interest cost                        220,100
                 Actual return on plan assets        (932,400)
                 Net amortization and deferral        548,200
                                                     --------
                       Net periodic pension
                         income                    $  (65,700)
                                                     ========

                    MILTON CAN COMPANY, INC. AND SUBSIDIARIES

(7) Pension Plans, cont.
    --------------------

    The assumptions used in the determination of net periodic pension costs for 1995 are as follows:


                    Discount rate                8.50%
                    Compensation increase        6.00
                    Expected return on assets    9.00
                                                 ====


    Most of the Company's union employees are covered under multiemployer defined benefit plans administered by the unions. Total contributions charged to expense for such plans in 1995 were $724,600.

(8) Other Related-party Transactions
    --------------------------------

    As of December 31, 1995, the Company has an employee loan receivable of $124,926 due on demand from one of its vice presidents. The loan, which is included in other assets, carries an annual interest rate of 8-3/4%, which is waivable at the discretion of management, and is secured by a third mortgage on the employee's primary residence. At December 31, 1995, the interest was waived.

    The notes payable to related parties and shareholders bear interest at the same rate as the demand loan - bank and are payable on demand.

(9) Income Taxes
    ------------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 are presented below.

    Deferred tax assets:
       Inventories, principally due to additional costs in-
         ventoried for tax purposes pursuant to the Tax Reform Act of 1984           $     67,424

       Compensated absences, principally due to accrual for financial
         reporting purposes                                                               216,915
       Net operating loss carryforwards                                                   174,514
       Alternative minimum tax credit carryforwards                                       691,578
       Other                                                                               44,652
                                                                                       ----------
                                                                                        1,195,083

    Deferred tax liabilities:
       Property and equipment, differences in depreciation                             (1,282,605)
       Prepaid pension costs                                                             (262,108)
                                                                                       ----------
                   Total gross deferred tax liabilities                                (1,544,713)

                   Net deferred tax liability                                        $    349,630
                                                                                       ==========

                   MILTON CAN COMPANY, INC. AND SUBSIDIARIES

(9) Income Taxes, cont.
    -------------------

    At December 31, 1995, the net deferred tax liability consists of a current deferred tax asset of $285,866 and a long-term deferred tax liability of $635,496.

    At December 31, 1995, the Company has alternative minimum tax credit carryforwards of approximately $691,578 which are available to reduce future Federal regular income taxes, if any, over an indefinite period. In addition, the Company has state net operating loss tax carryforwards of approximately $2,900,000, with expiration dates through the year 2002. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Management believes it is more likely than not that the Company will realize the benefit of the deferred tax asset existing at December 31, 1995.

    Income tax expense for the year ended December 31, 1995 is comprised of the following:


                Federal:
                  Current            $ 170,674
                  Deferred              48,177
                State and local:
                  Current               (3,832)
                  Deferred               6,014
                                       -------
                                     $ 221,033
                                       =======

    The deferred income tax expense of approximately $54,000 is comprised of the following components:


              Changes in:
                Prepaid pension                          $   77,000
                Federal and state net operating losses       90,000
                Inventory - uniform capitalization           18,000
                 rules
                Alternative minimum tax credit
                 carryforward                              (159,000)

                Allowance for doubtful accounts              17,500
                All other                                    10,500
                                                           --------
                                                         $   54,000
                                                           ========

                   MILTON CAN COMPANY, INC. AND SUBSIDIARIES

(9) Income Taxes, cont.
    -------------------

     The difference between the effective tax rates used in the consolidated statements of earnings and the "expected" tax rate (computed by applying the U.S. Federal corporate tax rate of 34% to income before income tax expense) is as follows:


U.S. income taxes at Federal statutory
 rate                                      $ 200,447

State income taxes, net of Federal
 benefit                                      35,019

Adjustment for rate differential
 between Federal statutory rate and
 alternative minimum tax rate                (42,214)


Other, net                                    27,781
                                             -------
               Income tax provision        $ 221,033
                                             =======


(10) Litigation
     ----------

     The Company is a party to certain legal actions arising in the ordinary course of conducting its business. Management believes their ultimate disposition will not materially affect the Company's operations or financial position.

ITEM 7(B). PRO FORMA FINANCIAL INFORMATION


BWAY CORPORATION
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


The accompanying unaudited pro forma consolidated financial statements give effect to the acquisition of Milton Can Company, Inc. ("Milton") into Milton Acquisition Corp., a wholly owned subsidiary of BWAY Corporation (the "Company"), using the purchase method of accounting. The pro forma consolidated balance sheet as of March 31, 1996 gives effect to the purchase as if the transaction occurred on that date; the pro forma consolidated statements of income for the fiscal year ended October 1, 1995 and for the six months ended March 31, 1996 give effect to the purchase as if the transaction occurred on October 3, 1994. Plans for integration of Milton's facilities have been developed by management. Certain components of the plan are currently being implemented. Management has accrued $8 million to account for closing facilities, equipment movement, severance, and relocation costs. Ultimate finalization of management's plans may result in adjustments to the accrual.

The pro forma consolidated balance sheet as of March 31, 1996 includes Milton's consolidated balance sheet as of March 31, 1996 and the Company's balance sheet as of March 31, 1996. The pro forma consolidated statement of income for the fiscal year ended October 1, 1995 includes Milton's consolidated statement of income for the year ended December 31, 1995 and the Company's statement of income for fiscal year ended October 1, 1995. The pro forma consolidated statement of income for the six months ended March 31, 1996 includes Milton's consolidated statement of income for the six months ended March 31, 1996 and the Company's statement of income for the six months ended March 31, 1996.

The consolidated financial information with respect to Milton for the year ended October 1, 1995 has been derived from Milton's audited consolidated financial statements as of December 31, 1995. The consolidated financial information with respect to Milton as of and for the six months ended March 31, 1996 has been derived from Milton's unaudited financial statements for the three months ended March 31, 1996 and its unaudited financial statements for the three months ended
December 31, 1995.   The financial information with respect to the Company for
the year ended October 1, 1995 has been derived from the Company's audited consolidated financial statements. The financial information with respect to the Company as of and for the six months ended March 31, 1996 has been derived from the Company's unaudited consolidated financial statements for the six months ended March 31, 1996.

A preliminary allocation of purchase price has been made in the accompanying pro forma consolidated financial information based on estimates made by management. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. The pro forma consolidated financial information shown is not necessarily indicative of either the results of operations that would have occurred had the merger taken place on October 3, 1994 or of the future operations.

Management expects additional operating cost savings to result from the efficiencies obtained through economies of scale, which have not been reflected in the accompanying financial statements. Nor can such savings be guaranteed for results of future operations. On June 17, 1996, the Company completed its acquisition of Davies Can, an unincorporated division of the Van Dorn Company, a wholly-owned subsidiary of Crown, Cork & Seal Company, Inc., the results of which are not included herein. Pro forma results for the Davies Can Company will be included in the amendment to the Report on Form 8-K, originally filed July 1, 1996.

BWAY Corporation and Subsidiaries

Pro Forma Consolidated Balance Sheet (Unaudited)
As of March 31, 1996
(In Thousands)
- - - ----------------------------------------------------------------------------------------------------------


                                     BWAY Corporation   Milton Can Company
                                         as of               as of              Pro Forma      Pro Forma
                                      March 31, 1996     March 31, 1996        Adjustments    Consolidated
                                    -----------------  -------------------     -----------    -------------
CURRENT ASSETS:

  Cash and cash equivalents               $  14,609        $    20              $(13,400) (1)
                                                                                    (829) (5)    $    400
  Accounts receivable, net                   32,415          5,959                                 38,374
  Inventories                                22,883          6,760                (1,000) (2)      28,643
  Other current assets                        1,666            716                                  1,720
                                          ---------     ----------             ---------       ----------
          Total Current Assets               71,573         13,455               (15,229)          69,137

PROPERTY, PLANT AND EQUIPMENT - Net          71,428          9,769                 2,000  (2)      83,197

 OTHER ASSETS:

   Intangible assets, net                    21,466                               31,991  (2)
                                                                                   2,250  (3)      55,707
   Other assets                               3,993          1,268                 2,035  (8)       7,958
                                          ---------     ----------             ---------       ----------
          Total Other Assets                 25,459          1,268                36,276           63,665
                                          ---------     ----------             ---------       ----------
                                          $ 168,460        $24,492               $23,047         $215,999
                                        ===========     ==========             =========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
   Accounts payable                        $ 24,080        $ 5,972                               $ 30,052
   Other current liabilities                 12,313         11,125               $   450  (3)
                                                                                   3,000  (7)
                                                                                  (9,209) (5)      17,679
                                          ---------     ----------             ---------       ----------
                                             36,393         17,097                (5,759)          47,731
         Total Current Liabilities

 LONG TERM DEBT                              50,048          4,494                (3,120) (5)
                                                                                  11,500  (5)      62,773

 LONG TERM LIABILITIES:
   Other long-term liabilities               16,797            644                 1,800  (3)
                                                                                   1,000  (1)
                                                                                   5,000  (7)
   Deferred Tax Liability                                                            407  (4)      25,797

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY:
   Common stock                                  64                                    1  (1)          65
   Additional paid-in capital                31,734          1,175                (1,175) (6)
                                                                                   8,631  (1)      40,365
   Retained earnings                         39,392          1,082                (1,206) (6)      39,268

   Less treasury stock                       (5,968)                               5,968  (1)           0
                                          ---------     ----------             ---------       ----------
         Total Stockholders' Equity          65,222          2,257                12,219           79,698
                                          ---------     ----------             ---------       ----------
                                           $168,460        $24,492               $23,047         $215,999
                                          =========     ==========             =========       ==========


See notes to pro forma consolidated financial statements.

BWAY Corporation and Subsidiaries

Pro Forma Consolidated Statement of Income (Unaudited)
Year Ended October 1, 1995
(In Thousands, Except per Share Data)
- - - -------------------------------------------------------------------------------------


                                BWAY Corporation  Milton Can Company
                                    for the            for the
                                   Year Ended        Year Ended          Pro Forma
                                    34,973             35,064           Adjustments      Pro Forma
                               -----------------   ------------------  ------------      ----------


NET SALES                            $247,480          $59,735                              $307,215

COST OF SALES                         211,115           49,444                               260,559
                                  -----------      -----------          -----------       ----------

GROSS PROFIT                           36,365           10,291                                46,656

OPERATING EXPENSES                     16,635            8,278            $   1,730  (A)      26,643
                                  -----------      -----------           -----------       ----------

INCOME FROM OPERATIONS                 19,730            2,013               (1,730)          20,013

OTHER (INCOME) EXPENSE - Net             (275)              69                                  (206)

Interest Expense                        5,211            1,355               (1,355) (B)
                                                                              1,180  (B)       6,391
                                  -----------      -----------           -----------       ----------

INCOME BEFORE INCOME TAXES             14,794              589               (1,555)          13,828

PROVISION FOR INCOME TAXES              6,021              221                  (92) (C)       6,150
                                  -----------      -----------           -----------       ----------

NET INCOME                           $  8,773          $   368            $  (1,463)        $  7,678
                                  ===========      ===========           ===========       ==========


EARNINGS PER COMMON SHARE            $   1.85                                               $   1.39
                                    =========                                               =========

WEIGHTED AVERAGE COMMON SHARES          4,731                                                  5,542
   OUTSTANDING                      =========                                               =========



See notes to pro forma consolidated financial statements.

BWAY Corporation and Subsidiaries

Pro Forma Consolidated Statement of Income (Unaudited)
Six Months Ended March 31, 1996
(In Thousands, Except per Share Data)
- - - -------------------------------------------------------------------------------------------------------


                                   BWAY Corporation    Milton Can Company
                                       for the              for the
                                   Six Months Ended      Six Months Ended      Pro Forma
                                     March 31,1996        March 31, 1996     Adjustments    Pro Forma
                                  ------------------  ---------------------   -----------    ---------
NET SALES                              $119,922           $27,879                             $147,801

COST OF SALES                           101,263            23,247                              124,510
                                 ---------------      -------------           -----------    ---------

GROSS PROFIT                             18,659             4,632                               23,291

OPERATING EXPENSES                        8,592             4,003                   $865  (A)   13,460
                                 ---------------      -------------           -----------    ---------

INCOME FROM OPERATIONS                   10,067               629                   (865)        9,831

OTHER (INCOME) EXPENSE - Net               (240)               85                                 (155)

Interest Expense                          1,856               650                   (650) (B)
                                                                                     590  (B)    2,446
                                 ---------------      -------------           -----------    ---------

INCOME (LOSS) BEFORE INCOME TAXES         8,451              (106)                  (805)        7,540

PROVISION FOR INCOME TAXES                3,444                                     (114) (C)    3,330
                                 ---------------      -------------           -----------    ---------

NET INCOME (LOSS)                        $5,007             ($106)                 ($691)       $4,210
                                 ===============      =============           ===========    =========



EARNINGS PER COMMON SHARE                 $0.81                                                  $0.60
                                      =========                                              =========

WEIGHTED AVERAGE COMMON SHARES            6,191                                                  7,002
  OUTSTANDING                         =========                                              =========










See notes to pro forma financial statements.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          BWAY  Corporation
                                          (Registrant)


Date:  August 9, 1996                 By: /s/ David P. Hayford
                                          ----------------------------
                                          David P. Hayford
                                          Senior Vice President & CFO

BWAY CORPORATION AND SUBSIDIARIES


NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
- - - ----------------------------------------------------------------

PRO FORMA BALANCE SHEET ADJUSTMENTS

(1) To record consideration of $29 million paid by BWAY. The consideration was comprised of $13.4 million in cash, $1 million in notes and $14.6 million in BWAY stock. The Company issued 656,174 shares of its treasury stock and 154,796 newly issued shares.

(2) To record excess purchase price over the book value of net assets acquired and the related adjustments to reflect estimated fair value.

(3)  To record other intangibles.

(4) To record a net deferred tax liability resulting from adjusting net assets to fair value for financial statement reporting purposes.

(5) To record refinancing of Milton's debt to Bay Bank through borrowings under the Company's credit facility.

(6)  To eliminate the historical equity accounts of Milton Can Company.

(7) To establish a reserve for plant consolidations to cover costs related to relocation of lines, severance, and lease expense on closed facilities.

(8)  To record a deferred tax asset related to the consolidation reserve.

PRO FORMA STATEMENT OF INCOME ADJUSTMENTS

(A) To reflect amortization of excess purchase price over the net assets acquired and amortization of other identifiable intangibles over a composite life of 25 years, using the straight line method. The excess purchase price over net assets will be amortized over 30 years and other intangible assets will be amortized over their estimated useful lives which are expected to range from 5 to 17 years.

(B) To record the net decrease in interest expense related to the elimination of Milton's historical interest expense and the interest expense related to the Company's credit facility.

(C) To reflect the income tax expense computed on a pro forma combined basis at BWAY's effective tax rate, adjusted for new permanent book to tax differences. The pro forma tax provision excludes the permanent book to tax difference associated with the amortization of goodwill as the acquisition qualifies as a tax free transaction.

ITEM 7(C).  EXHIBITS.

            (1)  The exhibits listed in the Index to Exhibits.


                                   INDEX TO EXHIBITS
                             -----------------------------

                                                            LOCATION OF DOCUMENT
          EXHIBIT                                              IN SEQUENTIAL
            NO.                 DESCRIPTION OF DOCUMENT       NUMBERING SYSTEM
          -------              ------------------------     --------------------

           10.1              Merger Agreement with Milton            (1)
                             Can Company, Inc., dated
                             March 21, 1996.

           10.2              Amendment No. 1 to the                  (1)
                             Merger Agreement with Milton
                             Can Company, Inc. dated
                             April 30, 1996.





_________
(1) Incorporated by reference to the respective exhibit to the Company's Form 10-Q for the period ending March 31, 1996.

                                       24